--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

         Date of Report (Date of earliest event reported) June 3, 2002

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


        North Carolina                  0-12781                56-1001967
 (State or other jurisdiction    (Commission File No.)       (IRS Employer
       of incorporation)                                  Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)




--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (x pages) and Financial Information Release (13 pages), both dated June 3, 2002, related to the fiscal 2002 fourth quarter and year ended April 28, 2002.

Forward  Looking  Information.  This  Report  contains  statements  that  may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products.



                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CULP, INC.
                                    (Registrant)


                              By:    Franklin  N. Saxon
                                     -------------------
                                     Executive Vice President and
                                     Chief Financial Officer

FOR IMMEDIATE RELEASE


             CULP REPORTS FOURTH QUARTER EARNINGS OF $0.36 PER SHARE
                    BEFORE RESTRUCTURING AND RELATED CHARGES
                             ----------------------
          EXPECTS YEAR-TO-YEAR IMPROVEMENT TO CONTINUE IN FISCAL 2003

HIGH POINT, N. C. (June 3, 2002) -- Culp, Inc. (NYSE: CFI) today reported financial results for its fourth fiscal quarter and year ended April 28, 2002, including net income before restructuring and related changes for the fourth quarter that was up sharply from the year earlier period.

      For the three months ended April 28, 2002, Culp reported net sales of $108.4 million, up 7.2% compared with $101.1 million a year ago. Excluding restructuring and related charges in each period, net income for the fourth quarter of fiscal 2002 totaled $4.2 million, or $0.36 per share diluted, versus $1.4 million, or $0.13 per share diluted, in the year-earlier period. Including restructuring and related charges in each period, Culp reported a net loss for the fourth quarter of fiscal 2002 of $1.6 million, or $0.14 per share diluted, compared with a net loss of $1.4 million, or $0.13 per share diluted, in the year-earlier quarter.

      Net sales for fiscal 2002 totaled $381.9 million, compared with $409.8 million in the year-earlier period. Excluding restructuring and related charges in each year, Culp reported net income for fiscal 2002 of $4.0 million, or $0.35 per share diluted, compared with a net loss of $3.3 million, or $0.30 per share diluted, in the year-earlier period. Including restructuring and related charges, the Company reported a net loss of $3.4 million, or $0.31 per share diluted, for fiscal 2002 and a net loss of $8.3 million, or $0.74 per share diluted, for the year-earlier period.

      Culp indicated that bad debt expense for the fourth quarter of fiscal 2002 totaled $1.2 million ($0.07 per share after taxes) versus $121,000 in the year-earlier period. Bad debt expense for fiscal 2002 totaled $4.2 million ($0.25 per share after taxes) compared with $309,000 in fiscal 2001.

      The restructuring and related charges during the fourth quarter of fiscal 2002 relate to the previously announced plan to exit and sell the wet printed flock business and related assets. The action involves closing a printing facility and flocking operations and reducing related selling and administrative expenses. The total charge from exiting this business was $9.7 million, approximately $8.2 million of which represented non-cash items. Culp estimates the annual after-tax carrying costs to maintain the facilities until the assets are sold will be approximately $200,000, or $0.02 per diluted share. During fiscal 2002, sales of wet printed flock fabrics contributed $17.1 million, or 4.5% of total sales, and the Company estimates that the business resulted in an after-tax net loss of $1.3 million, or $0.12 per diluted share.

      "Our earnings for the fourth quarter extended the positive momentum that we established in the third quarter," remarked Robert G. Culp, III, chief executive officer. "We benefited from an especially strong performance in April. One of the changes that makes short-term forecasts more difficult for us is how much lead times in our industry have become shortened. Our ability to provide manufacturers with one of the broadest choices of fabrics available and to offer flexible, prompt shipping schedules are two of the fundamental competitive  strengths  playing  to Culp's  advantage.  We  believe  our gain in sales for the quarter can be attributed in large part to our success in gaining market share. Although the overall 7.2% increase from a year ago was modest, our increased sales to U.S.-based manufacturers was somewhat offset by a continuing decline in international sales. Sales to U.S.-based manufacturers for the quarter rose 10.0% for upholstery fabrics and 14.6% for mattress ticking, gains that we believe send a strong signal affirming the success of our design programs and overall competitive position. Providing value to furniture and bedding manufacturers demands not only competitive pricing but also textures and patterns that consumers find appealing.

      "We are starting to realize more of the benefit of the various actions we have taken to rationalize our capacity, streamline our operations and solidify Culp's leadership in the continued long-term growth projected for the home furnishings industry. The gross profit margin percentage of 21.2% for the fourth quarter in fact marked a new quarterly record for Culp, reflecting the benefits of our restructuring actions, a more profitable mix of sales in each division and increased operating efficiency due to the higher sales. The 53% increase in gross profit in the fourth quarter, on a much smaller gain in sales, highlights the positive leverage inherent in our business. We expect results in fiscal 2003 to reflect more of the savings from our restructuring moves, including the decision in the fourth quarter to exit the wet printed flock business."

      Culp added, "Our objective for fiscal 2003 is to achieve year-to-year improvement in net income each quarter, excluding the impact of the restructuring and related charges incurred during fiscal 2002. We believe that the fundamentals of our business model provide the potential for Culp's profit margin percentages to return to their historical highs. Although we do not expect to achieve those levels for fiscal 2003 as a whole, we are optimistic that the trend during the year will be positive, establishing a strong platform for future improvement. We also expect to strengthen our balance sheet further in the coming year. Our cash position at the close of fiscal 2002 improved to $32.0 million, up from $1.2 million at the close of fiscal 2001. Cash flow from operations for fiscal 2002 totaled a record $42.2 million, exceeding the previous record in fiscal 2001 of $36.1 million. The new high in cash flow enabled us to reduce debt by $7.2 million and fund capital expenditures of $4.7 million. We are continuing to manage our working capital closely and are pleased with the rebound in EBITDA to $33.0 million, up from $26.4 million in fiscal 2001, excluding restructuring and related charges."

Cumulative Effect of Accounting Change

      Culp will adopt SFAS No. 142, "Goodwill and Other Intangible Assets," effective as of the beginning of Culp's 2003 fiscal year. SFAS No. 142 represents a substantial change in accounting for goodwill. Starting in 2003, goodwill will no longer be amortized but instead will be evaluated for impairment annually, beginning with the initial date of adopting SFAS No.
142. Culp has completed a preliminary review of its goodwill and expects to record in the first quarter of fiscal 2003 a non-cash charge of approximately $23 million to $27 million after taxes. The charge, which will be recorded as a "cumulative effect of change in accounting principle," will have no effect on operating income or cash flow from operations and will not affect the Company's compliance with the terms of its lending agreements. The elimination of goodwill amortization is expected to result in an annual expense reduction of approximately $1.4 million, or $0.07 per share, starting in the first quarter of fiscal 2003.

      Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

      This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. Because of the significant percentage of the Company's sales derived from international shipments, strengthening of the U.S. dollar against other currencies could make the Company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the Company's products.

                                   CULP, INC.
                         Condensed Financial Highlights


                                                      Three Months Ended
                                               -------------------------------
                                                 April 28,          April 29,
                                                    2002              2001
                                               ---------------   --------------
Net sales                                      $  108,397,000    $ 101,071,000
Net loss                                       $   (1,585,000)   $  (1,427,000)
Net loss per share:
  Basic                                        $       (0.14)    $       (0.13)
  Diluted                                      $       (0.14)    $       (0.13)
Net income per diluted share, excluding
   restructuring and related charges*          $        0.36     $        0.13
Average shares outstanding:
  Basic                                            11,255,000       11,212,000
  Diluted                                          11,564,000       11,276,000


                                                       Fiscal Year Ended
                                               --------------------------------
                                                   April 28,         April 29,
                                                     2002              2001
                                               ---------------   --------------
Net sales                                      $  381,878,000    $ 409,810,000
Net loss                                       $   (3,440,000)   $  (8,311,000)
Net loss per share:
   Basic                                       $        (0.31)   $       (0.74)
   Diluted                                     $        (0.31)   $       (0.74)
Net income (loss) per diluted share, excluding
   restructuring and related charges*          $         0.35    $       (0.30)
Average shares outstanding:
   Basic                                           11,230,000       11,210,000
   Diluted                                         11,457,000       11,210,000

* Excludes restructuring and related charges of $9.7 million ($5.8 million or $0.51 per share diluted, after taxes) and $12.2 million ($7.4 million or $0.66 per share diluted, after taxes) for the fiscal 2002 fourth quarter and full year results, respectively. Excludes restructuring and related charges of $4.2 million ($2.8 million or $0.26 per share diluted, after taxes) and $7.4 million ($5.0 million or $0.44 per share diluted, after taxes) for the fiscal 2001 fourth quarter and full year results, respectively.


                                      - END -

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
 FOR THE THREE MONTHS AND TWELVE MONTHS ENDED APRIL 28, 2002 AND APRIL 29, 2001
                (Amounts in Thousands, Except for Per Share Data)

                                                          THREE MONTHS ENDED (UNAUDITED)
                                       ----------------------------------------------------------------------
                                                Amounts                                   Percent of Sales
                                       --------------------------                     -------------------------
                                        April 28,     April 29,      % Over
                                          2002          2001         (Under)            2002         2001
                                       ------------  ------------  ------------       -----------  ------------
Net sales                           $      108,397       101,071         7.2 %           100.0 %       100.0 %
Cost of sales                               85,379        85,978        (0.7)%            78.8 %        85.1 %
                                       ------------  ------------  ------------       -----------  ------------
        Gross profit                        23,018        15,093        52.5 %            21.2 %        14.9 %

Selling, general and
  administrative expenses   (1)             14,236        10,617        34.1 %            13.1 %        10.5 %
Restructuring expense                        9,065         3,121       190.5 %             8.4 %         3.1 %
                                       ------------  ------------  ------------       -----------  ------------
        Income (loss) from  operations        (283)        1,355      (120.9)%            (0.3)%         1.3 %

Interest expense                             2,056         2,284       (10.0)%             1.9 %         2.3 %
Interest income                                (77)           (6)    1,183.3 %            (0.1)%        (0.0)%
Other expense (income), net                  1,067         1,209       (11.7)%             1.0 %         1.2 %
                                       ------------  ------------  ------------       -----------  ------------
        Loss before income taxes            (3,329)       (2,132)      (56.1)%            (3.1)%        (2.1)%

Income taxes  (2)                           (1,744)         (705)     (147.4)%            52.4 %        33.1 %
                                       ------------  ------------  ------------       -----------  ------------

        Net loss                    $       (1,585)       (1,427)      (11.1)%            (1.5)%        (1.4)%
                                       ============  ============  ============       ===========  ============

Net loss per share                          ($0.14)       ($0.13)       (7.7)%
Net loss per share, assuming dilution       ($0.14)       ($0.13)       (7.7)%
Net income per share, excluding
   restructuring and related charges,
   assuming dilution (3)                     $0.36         $0.13       176.9 %
Average shares outstanding                  11,255        11,212         0.4 %
Average shares outstanding, assuming
   dilution                                 11,255        11,212         0.4 %



                                                                TWELVE MONTHS ENDED
                                       ----------------------------------------------------------------------
                                                Amounts                                   Percent of Sales
                                       --------------------------                     -------------------------
                                        April 28,     April 29,      % Over
                                          2002          2001         (Under)              2002         2001
                                       ------------  ------------  ------------       -----------  ------------
Net sales                           $      381,878       409,810        (6.8)%           100.0 %       100.0 %
Cost of sales                              319,021       353,823        (9.8)%            83.5 %        86.3 %
                                       ------------  ------------  ------------       -----------  ------------
                                            62,857        55,987        12.3 %            16.5 %        13.7 %

Selling, general and
  administrative expenses (1)               48,059        50,366        (4.6)%            12.6 %        12.3 %
Restructuring expense                       10,368         5,625        84.3 %             2.7 %         1.4 %
                                       ------------  ------------  ------------       -----------  ------------
        Income (loss) from operations        4,430            (4)           *              1.2 %        (0.0)%

Interest expense                             7,907         9,114       (13.2)%             2.1 %         2.2 %
Interest income                               (176)          (46)      282.6 %            (0.0)%        (0.0)%
Other expense (income), net                  2,839         3,336       (14.9)%             0.7 %         0.8 %
                                       ------------  ------------  ------------       -----------  ------------
        Loss before income taxes            (6,140)      (12,408)       50.5 %            (1.6)%        (3.0)%

Income taxes  (2)                           (2,700)       (4,097)       34.1 %            44.0 %        33.0 %
                                       ------------  ------------  ------------       -----------  ------------

        Net loss                    $       (3,440)       (8,311)       58.6 %            (0.9)%        (2.0)%
                                       ============  ============  ============       ===========  ============

Net loss per share                          ($0.31)       ($0.74)       58.1 %
Net loss per share, assuming dilution       ($0.31)       ($0.74)       58.1 %
Net income (loss) per share, excluding
   restructuring and related charges,
   assuming dilution (3)                     $0.35        ($0.30)      216.7 %
Average shares outstanding                  11,230        11,210         0.2 %
Average shares outstanding, assuming
   dilution                                 11,230        11,210         0.2 %

*   Calculated % not meaningful

(1) Includes bad debt expense of $1.2 million ($792,000 or $0.07 per share diluted, after taxes) and $121,000 for the fourth quarter of fiscal 2002 and 2001, respectively; and $4,172,000 ($2,753,000 or $0.25 per share diluted, after taxes) and $309,000 ($207,000 or $.02 per share diluted, after taxes) for fiscal 2002 and 2001, respectively.

(2) Percent of sales column is calculated as a % of income (loss) before income taxes.

(3) Excludes restructuring and related charges of $9.7 million ($5.8 million or $.51 per share diluted, after taxes) and $4.2 million ($2.8 million or $.26 per share diluted, after taxes ) for the fourth quarter of fiscal 2002 and fiscal 2001, respectively; and $12.2 million ($7.4 million or $.66 per share diluted, after taxes) and $7.4 million ($5.0 million or $.44 per share diluted, after taxes) for fiscal 2002 and 2001, respectively.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
                        APRIL 28, 2002 and APRIL 29, 2001

                             (Amounts in Thousands)

                                                        Amounts                Increase
                                             ---------------------------      (Decrease)
                                                 April 28,     April 29,  ----------------------
                                                   2002         2001       Dollars      Percent
                                             -------------  ----------    ----------   ---------
Current assets
     Cash and cash investments              $       31,993       1,207      30,786     2,550.6 %
     Accounts receivable                            43,366      57,849     (14,483)      (25.0)%
     Inventories                                    57,899      59,997      (2,098)       (3.5)%
     Other current assets                           13,413       7,856       5,557        70.7 %
                                              -------------  ----------   ----------   ---------
             Total current assets                  146,671     126,909      19,762        15.6 %


Property, plant & equipment, net                    89,772     112,322     (22,550)      (20.1)%
Goodwill                                            47,083      48,478      (1,395)       (2.9)%
Other assets                                         4,187       1,871       2,316       123.8 %
                                              -------------  ----------   ----------   ---------

             Total assets                   $      287,713     289,580      (1,867)       (0.6)%
                                              =============  ==========   ==========   =========



Current liabilities
     Current maturities of long-term debt   $        1,483       2,488      (1,005)      (40.4)%
     Accounts payable                               24,327      27,371      (3,044)      (11.1)%
     Accrued expenses                               18,905      17,153       1,752        10.2 %
     Income taxes payable                                0       1,268      (1,268)        0.0 %
                                              -------------  ----------   ----------   ---------
             Total current liabilities              44,715      48,280      (3,565)       (7.4)%


Long-term debt                                     107,001     109,168      (2,167)       (2.0)%


Deferred income taxes                               16,932      10,330       6,602        63.9 %
                                              -------------  ----------   ----------   ---------
             Total liabilities                     168,648     167,778         870         0.5 %


Shareholders' equity                               119,065     121,802      (2,737)       (2.2)%
                                              -------------  ----------   ----------   ---------

             Total liabilities and
             shareholders' equity           $      287,713     289,580      (1,867)       (0.6)%
                                              =============  ==========   ==========   =========

Shares outstanding                                  11,320      11,221          99         0.9 %
                                              =============  ==========   ==========   =========


                                   CULP, INC.
                          FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE TWELVE MONTHS ENDED APRIL 28, 2002 AND APRIL 29, 2001

                             (Amounts in Thousands)

                                                                           TWELVE MONTHS ENDED
                                                                        --------------------------
                                                                                 Amounts
                                                                        --------------------------
                                                                         April 28,     April 29,
                                                                           2002          2001
                                                                        ------------  ------------
Cash flows from operating activities:
    Net loss                                                         $       (3,440)       (8,311)
    Adjustments to reconcile net loss to net cash
       provided by operating activities:
            Depreciation                                                     17,274        19,391
            Amortization of intangible and other assets                       1,575         1,591
            Amortization of deferred compensation                               144           360
            Provision for deferred income taxes                              (1,452)       (5,394)
            Restructuring expense                                            10,368         5,625
            Changes in assets and liabilities:
                Accounts receivable                                          14,483        17,374
                Inventories                                                   2,098        14,474
                Other current assets                                          2,504           827
                Other assets                                                   (311)          171
                Accounts payable                                                998        (4,530)
                Accrued expenses                                               (796)       (6,767)
                Income taxes payable                                         (1,268)        1,268
                                                                        ------------  ------------
                      Net cash provided by operating activities              42,177        36,079
                                                                        ------------  ------------
Cash flows from investing activities:
    Capital expenditures                                                     (4,729)       (8,050)
    Sales of investments related to deferred compensation plan                    0         4,547
                                                                        ------------  ------------
                      Net cash used in investing activities                  (4,729)       (3,503)
                                                                        ------------  ------------
Cash flows from financing activities:
    Proceeds from issuance of long-term debt                                      0           564
    Principal payments on long-term debt                                     (3,172)      (26,394)
    Change in accounts payable-capital expenditures                          (4,042)       (5,386)
    Dividends paid                                                                0        (1,177)
    Proceeds from common stock issued                                           552            17
                                                                        --------------------------
                      Net cash used in financing activities                  (6,662)      (32,376)
                                                                        ------------  ------------

Increase in cash and cash investments                                        30,786           200

Cash and cash investments at beginning of period                              1,207         1,007
                                                                        ------------  ------------

Cash and cash investments at end of period                          $        31,993         1,207
                                                                        ============  ============

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                 APRIL 28, 2002


                                           FISCAL 01                           FISCAL 02
                                         -------------   ------------------------------------------------------   --------------
                                              Q4              Q1           Q2            Q3            Q4            LTM (3)
                                         -------------   ------------------------------------------------------   --------------

INVENTORIES
       Inventory turns                            5.4             5.1           5.4           5.1          5.8

RECEIVABLES
       Days sales in receivables                   52              51            47            43           36
       Percent current & less than 30
         days past due                          95.5%           91.9%         92.7%         96.0%        98.7%

WORKING CAPITAL
       Current ratio                              2.6             2.8           2.8           3.2          3.3
       Working capital turnover (2)               4.0             4.1           4.1           4.2          4.5
       Operating working capital (2)          $90,475         $86,586       $84,346       $84,233      $76,938

PROPERTY, PLANT & EQUIPMENT
       Depreciation rate                         7.4%            7.2%          7.1%          7.1%         7.3%
       Percent property, plant &
         equipment are depreciated              54.9%           56.2%         58.1%         59.0%        59.8%
       Capital expenditures                    $8,050 (1)      $1,602          $686        $1,105       $1,336

PROFITABILITY
       Return on average total capital (6)       4.8%          (0.1%)          3.9%          2.4%         9.5%             3.8%
       Return on average equity (6)              4.7%          (4.5%)          3.2%          0.7%        14.0%             3.3%
       Net income (loss) per share            ($0.13)         ($0.26)         $0.08         $0.02      ($0.14)          ($0.31)
       Net income (loss) per share  (diluted) ($0.13)         ($0.26)         $0.08         $0.02      ($0.14)          ($0.31)
       Net income (loss) per share, excluding
         restructuring and related charges,
         (diluted) (5)                         $0.13          ($0.12)         $0.09         $0.02        $0.36            $0.35

LEVERAGE
       Total liabilities/equity               137.7%          136.6%         136.8%        129.6%       141.6%
       Funded debt/equity                      91.7%           93.1%          92.3%         91.7%        91.1%
       Funded debt/capital employed            47.8%           48.2%          48.0%         47.8%        47.7%
       Funded debt                          $111,656        $110,652       $110,583      $110,087     $108,484
       Funded debt/EBITDA (LTM) (4)             4.23            4.26           4.26          3.64         3.29

OTHER
       Book value per share                   $10.85          $10.59         $10.68        $10.62       $10.52
       Employees at quarter end                3,127           3,018          3,018         3,015        3,010
       Sales per employee (annualized)      $122,000        $113,000       $128,000      $120,523     $143,930
       Capital employed                     $233,458        $229,461       $230,421      $230,999     $227,549
       Effective income tax rate               33.1%           34.0%          34.0%         34.0%        52.4%
       EBITDA (4)                            $10,363          $4,731         $8,315        $6,862      $13,068          $32,976
       EBITDA/net sales (4)                    10.3%            5.5%           8.6%          7.6%        12.1%             8.6%

(1) Expenditures for entire year
(2) Working capital for this calculation is accounts receivable, inventories and accounts payable.
(3) LTM represents "Latest Twelve Months"
(4) EBITDA includes earnings before interest, income taxes, depreciation, amortization, all restructuring and related charges and certain non-cash charges, as defined by the company's credit agreement.
(5) Excludes restructuring and related charges of $12.2 million ($7.4 million or $.66 per share diluted, after taxes) for the last twelve months.
(6) Excludes restructuring and related charges


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                             SALES BY PRODUCT GROUP
 FOR THE THREE MONTHS AND TWELVE MONTHS ENDED APRIL 28, 2002 AND APRIL 29, 2001
                             (Amounts in thousands)

                                                     THREE MONTHS ENDED
                                 ------------------------------------------------------------
                                       Amounts                        Percent of Total Sales
                                 --------------------                 -----------------------
                                 April 28,   April 29,    % Over
 Product Group                      2002       2001        (Under)      2002        2001
------------------------------   ---------  ---------   ------------  ----------   ----------
Upholstery Fabrics
    Culp Decorative Fabrics   $    42,973     41,046        4.7 %       39.6 %       40.6 %
    Culp Velvets/Prints            34,594     31,327       10.4 %       31.9 %       31.0 %
    Culp Yarn                       1,494      2,417      (38.2)%        1.4 %        2.4 %
                                 ---------  ---------   ------------  ----------   ----------
                                   79,061     74,790        5.7 %       72.9 %       74.0 %

Mattress Ticking
    Culp Home Fashions             29,336     26,281       11.6 %       27.1 %       26.0 %
                                 ---------  ---------   ------------  ----------   ----------

                            * $   108,397    101,071        7.2 %      100.0 %      100.0 %
                                 =========  =========   ============  ==========   ==========




                                                     TWELVE MONTHS ENDED
                                 ------------------------------------------------------------
                                       Amounts                        Percent of Total Sales
                                 --------------------                 -----------------------
                                 April 28,   April 29,    % Over
Product Group                      2002       2001        (Under)        2002        2001
------------------------------   ---------  ---------   ------------  ----------   ----------
Upholstery Fabrics
    Culp Decorative Fabrics   $   152,505    170,326      (10.5)%        39.9 %      41.6 %
    Culp Velvets/Prints           119,119    122,105       (2.4)%        31.1 %      29.8 %
    Culp Yarn                       5,306     12,581      (57.8)%         1.4 %       3.1 %
                                 ---------  ---------   ------------  ----------   ----------
                                  276,930    305,012       (9.2)%        72.5 %      74.4 %

Mattress Ticking
    Culp Home Fashions            104,948    104,798        0.1 %        27.5 %      25.6 %
                                 ---------  ---------   ------------  ----------   ----------

                            * $   381,878    409,810       (6.8)%       100.0 %     100.0 %
                                 =========  =========   ============  ==========   ==========


* U.S. sales were $94,760 and $85,314 for the fourth quarter of fiscal 2002 and fiscal 2001, respectively; and $ 328,377 and $331,986 for the twelve months of fiscal 2002 and 2001, respectively. The percentage increase in U.S. sales was 11.1% for the fourth quarter and a decrease of 1.1% for the twelve months.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
 FOR THE THREE MONTHS AND TWELVE MONTHS ENDED APRIL 28, 2002 AND APRIL 29, 2001
                             (Amounts in thousands)

                                                       THREE MONTHS ENDED
                                -----------------------------------------------------------------
                                        Amounts                          Percent of Total Sales
                                -------------------------                ------------------------
                                 April 28,    April 29,      % Over
     Geographic Area               2002          2001       (Under)          2002         2001
---------------------------     ------------  -----------  -----------   ----------    ----------
North America (Excluding USA)  $      9,010        7,872     14.5 %         66.1 %       50.0 %
Europe                                  176        1,334    (86.8)%          1.3 %        8.5 %
Middle East                           1,422        3,375    (57.9)%         10.4 %       21.4 %
Far East & Asia                       2,289        2,394     (4.4)%         16.8 %       15.2 %
South America                           411          296     38.9 %          3.0 %        1.9 %
All other areas                         329          486    (32.3)%          2.4 %        3.1 %
                                ------------  -----------  -----------   ----------    ----------

                               $     13,637       15,757    (13.5)%        100.0 %      100.0 %
                                ============  ===========  ===========   ==========    ==========




                                                      TWELVE MONTHS ENDED
                                -----------------------------------------------------------------
                                        Amounts                          Percent of Total Sales
                                -------------------------                ------------------------
                                 April 28,    April 29,      % Over
     Geographic Area               2002          2001       (Under)          2002         2001
---------------------------     ------------  -----------  -----------   ----------    ----------
North America (Excluding USA)  $     32,033       34,049     (5.9) %        60.0 %       43.8 %
Europe                                2,291        6,262    (63.4) %         4.3 %        8.0 %
Middle East                           6,226       17,831    (65.1) %        11.6 %       22.9 %
Far East & Asia                      10,703       15,497    (30.9) %        20.0 %       19.9 %
South America                           902        1,028    (12.3) %         1.7 %        1.3 %
All other areas                       1,346        3,157    (57.4) %         2.5 %        4.1 %
                                ------------  -----------  -----------   ----------    ----------

                               $     53,501       77,824    (31.3) %       100.0 %      100.0 %
                                ============  ===========  ===========   ==========    ==========


International sales, and the percentage of total sales, for each of the last three fiscal years follows: fiscal 2000-$111,104 (23%); fiscal 2001-$77,824 (19%);fiscal 2002 $53,501 (14%). International sales for the fourth quarter represented 13% and 16% for fiscal 2002 and 2001, respectively.

                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
          FOR THE THREE MONTHS ENDED APRIL 28, 2002 AND APRIL 29, 2001
                (Amounts in Thousands, Except for Per Share Data)

                                                       THREE MONTHS ENDED (UNAUDITED)
                               -------------------------------------------------------------------------------
                                                                         April 28,                  April 29,
                            As Reported                                    2002                       2001
                             April 28,    % of     Reclassification    Proforma Net    % of        Proforma Net     % of     % Over
                               2002     Net Sales  & Adjustments    of Restructuring  Net Sales  of Restructuring  Net Sales (Under)
                               -----------------   ---------------- ---------------------------  ----------------  --------- -------
Net sales                     $ 108,397  100.0%                          108,397        100.0%      101,071         100.0%      7.2%
Cost of sales                    85,379   78.8%           (619) (2)       84,760         78.2%       84,853          84.0% (6) -0.1%
                               -----------------   ---------------- ---------------------------  ----------------  --------- -------
      Gross profit               23,018   21.2%           (619)           23,637         21.8%       16,218          16.0%     45.7%

Selling, general and
  administrative expenses        14,236   13.1%         (1,244)           12,992         12.0%       10,496          10.4%     23.8%
Bad debt expense                                         1,244             1,244          1.5%          121           0.1%    928.1%
Restructuring expense             9,065    8.4%         (9,065) (3)            0          0.0%            0           0.0% (6)  0.0%
                               -----------------   ---------------- ---------------------------  ----------------  --------- -------
      Income  (loss) from
         operations                (283)  -0.3%         (9,684)            9,401          8.7%        5,601           5.5%     67.8%

Interest expense                  2,056    1.9%              0             2,056          1.9%        2,284           2.3%    -10.0%
Interest income                     (77)  -0.1%              0               (77)        -0.1%           (6)          0.0%   1183.3%
Other expense (income), net       1,067    1.0%              0             1,067          1.0%        1,209           1.2%    -11.7%
                               -----------------   ---------------- ---------------------------  ----------------  --------- -------
      Income (loss) before
         income taxes            (3,329)  -3.1%         (9,684)            6,355          5.9%        2,114           2.1%    200.6%

Income taxes  (1)                (1,744)  52.4%         (3,905)            2,161         34.0% (4)      700          33.1%    208.8%
                               -----------------   ---------------- ---------------------------  ----------------  --------- -------

      Net income (loss)       $  (1,585)  -1.5%         (5,779)            4,194          3.9%        1,414           1.4%    196.6%
                               =================   ================ ===========================  ================  ========= =======

Net income (loss) per share      ($0.14)                ($0.51)            $0.37                      $0.13
Net income (loss) per share,
   assuming dilution             ($0.14)                ($0.51)            $0.36                      $0.13
Average shares outstanding       11,255                 11,255            11,255                     11,212
Average shares outstanding,
   assuming dilution             11,255                 11,255            11,564 (5)                 11,276 (5)

Notes:
(1) Percent of sales column is calculated as a % of income (loss) before income taxes.
(2) The $619,000 represents inventory write-downs incurred due to the exit of the wet printed flock upholstery fabric business.
(3) The $9.1 million represents restructuring charges related to the exit of the wet printed flock upholstery fabric business as follows: $1.4 million in plant closing costs, and $7.6 million in non-cash write-downs to net realizable value of property, plant and equipment.
(4) Pre-restructuring income tax rate is 34%
(5) Incremental shares of 309,000 for fiscal 2002 and 64,000 for fiscal 2001 included in fully diluted calculation
(6) $1.1 million of Culp Decorative Fabrics (CDF) and Culp Yarn (CYN) restructuring related charges are excluded from the cost of sales total; and, $3.1 million in CDF and CYN restructuring charges are excluded to arrive at the proforma amounts.

                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                      FOR THE TWELVE MONTHS ENDED APRIL 28,
                             2002 AND APRIL 29, 2001
                  (Amounts in Thousands, Except Per Share Data)


                                                            TWELVE MONTHS ENDED
                               -------------------------------------------------------------------------------
                                                                         April 28,                   April 29,
                            As Reported                                    2002                        2001
                             April 28,    % of     Reclassification    Proforma Net    % of        Proforma Net     % of     % Over
                               2002     Net Sales  & Adjustments    of Restructuring  Net Sales  of Restructuring  Net Sales (Under)
                               -----------------   ---------------- ---------------------------  ----------------  --------- -------
Net sales                     $  381,878  100.0%                           381,878     100.0%        409,810       100.0%      -6.8%
Cost of sales                    319,021   83.5%        (1,825) (2)        317,196      83.1%        352,018        85.9% (6)  -9.9%
                               -----------------   ---------------- ---------------------------  ----------------  --------- -------
      Gross profit                62,857   16.5%        (1,825)             64,682      16.9%         57,792        14.1%      11.9%

Selling, general and
  administrative expenses         48,059   12.6%        (4,172)             43,887      11.5%         50,057        12.2%     -12.3%
Bad debt expense                                         4,172               4,172       1.3%            309         0.1%    1250.2%
Restructuring expense             10,368    2.7%       (10,368) (3)              0       0.0%              0         0.0% (6)   0.0%
                               -----------------   ---------------- ---------------------------  ----------------  --------- -------
      Income  (loss) from
         operations                4,430    1.2%       (12,193)             16,623       4.4%          7,426         1.8%     123.8%

Interest expense                   7,907    2.1%             0               7,907       2.1%          9,114         2.2%     -13.2%
Interest income                     (176)   0.0%             0                (176)      0.0%            (46)        0.0%     282.6%
Other expense (income), net        2,839    0.7%             0               2,839       0.7%          3,336         0.8%     -14.9%
                               -----------------   ---------------- ---------------------------  ----------------  --------- -------
      Income (loss) before
         income taxes             (6,140)  -1.6%       (12,193)              6,053       1.6%         (4,978)       -1.2%    -221.6%

Income taxes  (1)                 (2,700)  44.0%        (4,758)              2,058      34.0% (4)     (1,643)       33.0%    -225.3%
                               -----------------   ---------------- ---------------------------  ----------------  --------- -------

      Net income (loss)       $   (3,440)  -0.9%        (7,435)              3,995       1.0%         (3,335)       -0.8%    -219.8%
                               =================   ================ ===========================  ================  ========= =======

Net income (loss) per share       ($0.31)               ($0.66)              $0.36                    ($0.30)
Net income (loss) per share,
   assuming dilution              ($0.31)               ($0.66)              $0.35                    ($0.30)
Average shares outstanding        11,230                11,230              11,230                    11,210
Average shares outstanding,
   assuming dilution              11,230                11,230              11,457 (5)                11,210


Notes:
(1) Percent of sales column is calculated as a % of income (loss) before income taxes.
(2) The $1.8 million in restructuring related charges are as follows: $1.2 million in CDF and CYN charges; and $619,000 in wet printed flock charges.
(3) The $10.4 million in restructuring charges are as follows: $1.3 million, relating to CDF and CYN; and $9.1 million relating to wet printed flock business.
(4) Pre-restructuring income tax rate is 34%
(5) Incremental shares of 227,000 included in fully diluted calculation
(6) $1.8 million of CDF and CYN restructuring related charges are excluded from the cost of sales total; and $5.6 million in CDF and CYN restructuring charges are excluded to arrive at the proforma amounts.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
 for the three and twelve month periods ended April 28, 2002 and April 29, 2001


INCOME STATEMENT COMMENTS

     GENERAL - For the fourth quarter, net sales increased 7.2% to 108.4 million; and the company reported net income, excluding restructuring and related charges, of $4.2 million, or $0.36 per share diluted, versus net income of $1.4 million, or $0.13 per share diluted, in the fourth quarter of fiscal 2001, also excluding restructuring and related charges. For fiscal 2002, net sales decreased 6.8% to $381.9 million; and the company reported net income of $4.0 million, or $0.35 per share diluted, excluding restructuring and related charges, versus a net loss of $3.3 million, or $0.30 per share diluted, a year ago, also excluding restructuring and related charges. As described below in "SG&A EXPENSES," a significant factor affecting the fourth quarter and the entire 2002 fiscal year was bad debt expense of $1.2 million and $4.2 million, respectively ($0.07 and $0.25 per share, respectively, on an after-tax basis). This compares with bad debt expense of $121,000 and $309,000 for the fourth quarter and fiscal year of 2001, respectively. After restructuring and related charges, the company reported a net loss for the fourth quarter of 2002 of $1.6 million, or $0.14 per share diluted, versus a net loss of $1.4 million, or $0.13 per share diluted, for the fourth quarter of 2001. After restructuring and related charges, the company reported a net loss of $3.4 million, or $0.31 per share diluted, for 2002, and a net loss of $8.3 million, or $0.74 per share diluted, for 2001.

     PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS) -- The company has included, within this financial information release, proforma income statements for the fourth quarter and fiscal year of 2002 which reconcile the reported income statements for those periods with proforma results excluding the effects of the restructuring and related charges incurred by the company during fiscal 2002. Additionally, the proforma results for 2002 are compared with the proforma results of the fourth quarter and fiscal year 2001, excluding restructuring and related charges. (See PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS) on pages 7 and 8 of this financial information release.)

     The company's long-term, strategic plan encompasses several competitive initiatives:

     Broad Product Offering - continuing to market one of the broadest product lines in upholstery fabrics and mattress ticking. Through its extensive manufacturing capabilities, the company competes in most major categories except leather;

     Diverse Customer Base - maintaining a diverse customer base. The company has long-standing relationships with the major residential furniture and bedding manufacturers. Ownership of resources in the home furnishings industry is becoming increasingly concentrated, and the company has successfully been able to capitalize on its size and product breadth to supply more of the needs of existing customers.

     Design Innovation - supplying fabrics that are fashionable and match current consumer preferences. The company's principal design resources are consolidated in a single facility that has advanced computer-assisted design systems and promotes sharing of innovative designs across product lines. Culp encourages active customer involvement in the entire design process; and

     Vertical Integration - operating as a vertically integrated manufacturer and taking advantage of economies, quality, supply availability and efficiencies that can be gained by producing the raw material components that are used in the manufacture of its products.

     EXIT OF WET PRINTED FLOCK PRODUCT LINE - The company previously announced during the fourth quarter that it was evaluating strategic alternatives for the capital invested in manufacturing and marketing wet printed flock upholstery fabrics. Management took this action because of the significant decline in sales and profitability of wet printed flocks in recent years, a decline related principally to the strength of the U.S. dollar relative to foreign currencies as well as a shift in consumer preferences to other styles of upholstery fabrics. In April 2002 management approved a plan to exit the wet printed flock upholstery fabric business and is actively seeking to sell the assets related to this product line. The exit plan involved closing a printing facility and flocking operations within the Culp Velvets/Prints division and a reduction in related selling and administrative expenses. The company also recognized certain inventory write-downs related to this product line. The total charge from the exit plan and inventory write-down was $9.7 million, approximately $8.2 million of which represented non-cash items. The company recorded the total charge in the fourth quarter of fiscal 2002. Of this total, $9.1 million was recorded in the line item "Restructuring expense" and $600,000 related to the inventory write-downs was recorded in "Cost of sales." The company estimates the annual after-tax carrying costs to maintain the facilities until the assets are sold will be approximately $200,000, or $0.02 per share. During the fiscal year ended April 28, 2002, sales of wet printed flocks contributed $17.1 million, or 4.5%, of the company's total sales and resulted in an operating loss of $2.1 million. The company estimates that the net loss on an after-tax basis would be approximately $0.12 per share.


     OTHER RESTRUCTURING ACTIONS - During fiscal 2001 and continuing into fiscal 2002, the company undertook a restructuring plan intended to lower operating expenses, increase manufacturing utilization, raise productivity and position the company to operate profitably on a 20% lower level of sales. The plan involved the consolidation of certain fabric manufacturing capacity within the Culp Decorative Fabrics (CDF) division, closing one of the company's four yarn manufacturing plants within Culp Yarn, an extensive reduction in selling, general and administrative expenses and a comprehensive SKU reduction initiative related to finished goods and raw materials in CDF. Additionally, the plan included consolidation of the CDF design effort into the company's Design Center and the implementation of a common set of raw material components for CDF. The company also recognized certain inventory write-downs related to the closed facilities as part of this initiative. While the physical relocation and movement of machinery and equipment involved in the restructuring was completed by the end of the second quarter and the related fixed manufacturing cost savings achieved, the company still has much improvement to make to reach targeted productivity and variance levels in the CDF division. The total charge from the restructuring, cost reduction and inventory write-down initiatives was $9.9 million, about $3.6 million of which represented non-cash items. The company recognized $7.4 million of restructuring and related charges during fiscal 2001, and $2.5 million in the first nine months of fiscal 2002. Restructuring and related charges for fiscal 2002 were recorded as $1.3 million in the line item "Restructuring expense" and $1.2 million in "Cost of sales." The costs reflected in "Cost of sales" are principally related to the relocation of manufacturing equipment. Due to the restructuring plan, the company has now realized annualized reductions of at least $14 million in fixed manufacturing costs and SG&A expenses. Management believes the company now has a sound footprint of efficient, world-class facilities utilizing state-of-the-art equipment that position Culp well to meet the demands by manufacturers for shorter lead times, reliable delivery schedules and appealing designs.

     NET SALES - Compared with the year-earlier period, the company's net sales increased 7.2% for the fourth quarter of fiscal 2002. This sales performance represents the first quarterly sales gain in over two years, since the third quarter of fiscal 2000. For fiscal 2002 as a whole, sales were $381.9 compared to $409.8 in fiscal 2001.

Compared with fiscal 2001, upholstery fabric sales for the fourth quarter of fiscal 2002 increased 5.7% to $79.1 million, and decreased 9.2% to $276.9 million for fiscal 2002 (See Sales by Segment/Division on Page 5). Reflecting a reversal of the trends in the first three quarters, domestic upholstery fabric sales increased by 10% to $69.0 million in the fourth quarter of fiscal 2002. For fiscal year 2002, domestic upholstery fabric sales decreased by 3.3% to $236.6 million. The decrease related to a decline in sales to the external yarn market ($7.3 million), where the company exited certain businesses, and to a decline in sales to the commercial furniture market ($4.5 million). The company believes that it is improving its market share in the U.S. residential furniture market because of well-received fabric placements in the Culp Decorative Fabrics and Culp Velvets/Prints divisions. International sales of upholstery fabric for the fourth quarter of fiscal 2002 were $10.1 million, down 15.8% from $12.0 million in the same quarter of the prior year. International sales of upholstery fabric for fiscal 2002 were $40.3 million, down 33.2% from $60.4 million in fiscal 2001.

Compared with fiscal 2001, mattress ticking sales for the fourth quarter of fiscal 2002 increased 11.6% to $29.3 million, and increased .1% to $104.9 million for fiscal 2002. Sales to U.S. bedding manufacturers increased 14.6% to $25.8 million in the fourth quarter of fiscal 2002, and increased 5.0% to $91.7 million for fiscal 2002. The company believes that it is gaining market share in the U.S. bedding market as well. International ticking sales for the fourth quarter of fiscal 2002 were $3.6 million, down 6.1% from $3.8 million in the same quarter of last year. International ticking sales for fiscal 2002 were $13.2 million, down 24.5% from $17.5 million in fiscal 2001.

     GROSS PROFIT - Excluding the restructuring related charges recorded in cost of sales during 2001 and 2002, gross profit increased 45.7% for the fourth quarter of fiscal 2002 compared with the year earlier period and increased as a percentage of net sales to 21.8% from 16.0%. This significant improvement reflects solid progress in gross profit dollars and margins in each of the company's four divisions. The key factors behind these gains were: (1) a more profitable sales mix across the divisions; (2) the benefit of the 2001 restructuring actions taken in Culp Decorative Fabrics (CDF) and Culp Yarn; and
(3) better sales volume and the related higher capacity utilization in each division. For fiscal 2002 as a whole, gross profit, excluding restructuring related charges, increased 11.9% compared with fiscal 2001, and increased as a percentage of net sales to 16.9% from 14.1%. This improvement reflected strong gross profit dollar and margin growth in the Culp Home Fashions, Culp Velvets/Prints and Culp Yarn divisions. Offsetting these gains somewhat was a decrease in gross profit dollars and margin in Culp Decorative Fabrics, which occurred in the first half of fiscal 2002. The fourth quarter represented the first year-over-year positive comparison in sales and gross profit for CDF in nine quarters. The company is optimistic that gross profit margins in CDF can be improved significantly over the next one to two years. In order to achieve this margin improvement, management expects the key drivers will be (1) improving the profitability of the current sales mix; (2) improving manufacturing performance, in terms of productivity and inventory obsolescence; and (3) modest sales growth.

     SG&A EXPENSES - SG&A expenses were $14.2 million for the fourth quarter and increased $3.6 million, or 34.1%, over the year earlier period. This increase resulted primarily from bad debt expense of $1.2 million and management incentive compensation expense of $1.8 million during the quarter. Through the first nine months of fiscal 2002, the company had reported a net loss, after and before restructuring charges; therefore no incentive compensation had been earned or recorded. Without considering bad debt and incentive compensation expense, SG&A expenses were $11.2, or 10.3% of net sales, for the fourth quarter of fiscal 2002, compared with $10.5 million, or 10.4% of net sales, for the same quarter of fiscal 2001. SG&A expenses were $48.1 million for fiscal 2002 as a whole and decreased $2.3 million, or 4.6%, from fiscal 2001. The significant factors affecting the year to year comparisons were bad debt expense of $4.2 million in fiscal 2002 versus $309,000 in fiscal 2001 and incentive compensation expense of $1.8 million in fiscal 2002 versus $0.0 in fiscal 2001. Without considering these factors in both years, SG&A expenses were $42.1 million, or 11.1% of net sales, for fiscal 2002, compared with $50.0 million, or 12.2% of net sales, for fiscal 2001. This reflects a 15.8% decrease and primarily resulted from the company's decision to reduce SG&A expenses significantly as part of the 2001 restructuring plan.

     INTEREST EXPENSE - Interest expense for the fourth quarter declined 10.0% from $2.3 million to $2.1 million and for the fiscal year from $9.1 million to $7.9 million due to lower borrowings outstanding and lower average interest rates over the course of the fiscal year. Interest income increased due to the significant build up in Cash and Cash Investments during the year.

     OTHER EXPENSE (INCOME), NET - Other expense (income) for the fourth quarter of fiscal 2002 totaled $1.1 million compared with $1.2 million in the prior year. Goodwill amortization of $1.4 million, or $0.07 per share, is included in Other Expense in fiscal 2002 and fiscal 2001. With the adoption of SFAS No. 142 in the first quarter of fiscal 2003, the company will no longer record goodwill amortization.

     INCOME TAXES - The effective tax rate for fiscal 2002 was 44.0% compared with 33.0% for the year-earlier period. The higher rate resulted from the 2002 increased tax benefits related to the company's US loss, including restructuring and related charges, and to a lower proportion of earnings from the company's Canadian subsidiaries, as well as the recognition in 2001 of gain from terminated life insurance contracts. The income tax rate for fiscal 2002 on income before the restructuring and related charges was 34.0%. The company expects the effective tax rate for fiscal 2003 to be approximately 37.0%.

     EBITDA - EBITDA for the fourth quarter of fiscal 2002 increased 26.0% to $13.1 million compared with $10.4 million for the fourth quarter of last year, and increased 25.0% to $33.0 million for fiscal 2002 compared with $26.4 million in fiscal 2001. EBITDA includes earnings before interest, income taxes, depreciation, amortization, all restructuring and related charges and certain non-cash charges, as defined by the company's credit agreement.


BALANCE SHEET COMMENTS

     CASH AND CASH INVESTMENTS - Cash and cash investments as of April 28, 2002 increased to $32.0 million from $1.2 million at fiscal year end, reflecting cash flow from operations of $42.2 million for fiscal 2002, which exceeded capital expenditures of $4.7 million, debt repayment of $3.2 million, and reduction of accounts payable for capital expenditures of $4.0 million. Cash and Cash Investments increased $21.6 million during the fourth quarter due to the significant increase in earnings, a $4.0 million income tax refund due to the five-year net operating loss carrybacks allowable under the Job Creation and Worker Assistance Act passed in March 2002, continued reduction in working capital requirements, and only $1.3 million in capital expenditures and $1.6 million in debt repayments.

     WORKING CAPITAL - Accounts receivable as of April 28, 2002 decreased 25.0% from the year-earlier level, due principally to the decline in international sales with their related longer credit terms, and an increase in the number of customers taking the cash discount for shorter payment terms. Days sales outstanding totaled 36 days at April 28, 2002 compared with 52 a year ago. The aging of accounts receivable was 98.7% current and less than 30 days past due versus 95.5% a year ago. Inventories at the close of the fourth quarter decreased 3.5% from a year ago. Inventory turns for the fourth quarter were 5.8 versus 5.4 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventory and accounts payable) was $76.9 million at April 28, 2002, down from $90.5 million a year ago.

     OTHER CURRENT ASSETS - Other current assets increased 70.7% to $13.4 million, primarily as a result of an increase in refundable income taxes of $1.7 million and the reclassification, totaling $4.2 million, of deferred tax assets related to net operating loss carryforwards from non-current to current based on expected fiscal 2003 utilization.

     PROPERTY, PLANT AND EQUIPMENT - Capital spending for fiscal 2002 was $4.7 million, compared with $8.1 million in the year-earlier period. Depreciation for fiscal 2002 totaled $17.3 million. The company is estimating capital expenditures of $8.0 million for fiscal 2003 and depreciation expense of $14 to $15 million for the year.

     GOODWILL - Goodwill at April 28, 2002 was $47.1 million. The company will adopt SFAS No.142 during its first fiscal quarter of fiscal 2003. As a result of this adoption, the company is expecting to record a special, non-cash goodwill impairment charge in the range of $23 million to $27 million (on an after-tax basis) related to the goodwill associated with its Culp Decorative Fabrics division, which amounts to $42.2 million. This charge will be reflected separately from income from continuing operations as a cumulative effect of an accounting change and will be presented net of related income tax expense. There will be no impact on the company's compliance with the covenants in its loan agreement as a result of this change.

     OTHER ASSETS - Other assets increased by $2.3 million during the fiscal year to $4.2 million at April 28, 2002. This increase is principally related to the recording of Assets Held For Sale in conjunction with the exiting of the wet printed flock upholstery fabric business.

     LONG-TERM DEBT - The company has reduced funded debt by $3.2 million or 2.9% from the end of the last fiscal year. Funded debt equals long-term debt plus current maturities. Funded debt was $108.5 million at April 28, 2002, compared with $111.7 million at the end of fiscal 2001. The company's funded debt-to-capital ratio was 47.7% at April 28, 2002, its lowest level since July 1997. During fiscal 2001, the company amended its credit facility to include terms that restrict the payment of cash dividends and share repurchases at this time, limit capital expenditures, increase the interest rate on its revolving credit facility and increase the letter of credit fees on its industrial revenue bonds (IRBs). This amended credit facility provides for a loan commitment of $10 million, and expires on August 22, 2002. The company had no outstanding borrowings under the facility at the end of fiscal 2002. The company was in compliance with all convenants contained in its loan agreements as of April 28, 2002.

During February 2002, the company amended its $75 million term loan with its lenders to revise certain financial covenants so that a goodwill impairment charge, if any, would not inadvertently cause a loan covenant violation due only to changes in financial accounting standards. In exchange for these covenant changes, the company agreed to increase the interest rate paid on the term loan by 100 basis points. Therefore, the significant goodwill impairment charge expected to be recorded in the first quarter of fiscal 2003 will not cause any violation of its loan covenants with its lenders.

In addition, reflecting the company's improved financial results and financial position, the company has received a loan commitment from its principal bank lender that provides, among other things, for (1) a two year credit facility starting at $47 million and reducing to $27 million as certain IRB repayments are made, (2) release of the collateral securing the facility, (3) lower interest rates based upon a pricing matrix, and (4) improved financial covenants. In exchange for these provisions, the company would agree, among other things, to repay approximately $20 million of its IRB debt by October
2002, and pay a credit facility fee. The company expects to close this new credit facility during the first quarter.